Exhibit 10.1

EMPLOYMENT TRANSITION AGREEMENT AND MUTUAL RELEASE

United Natural Foods, Inc., a Delaware corporation (the "Company") and Steven H. Townsend ("Mr. Townsend") hereby agree as follows:

1.	a. Mr. Townsend hereby resigns as an employee of the Company, effective December 31, 2005 (the "Resignation Date").

b. Mr. Townsend hereby resigns as Chairman of the Board of the Company, and as a Board member, effective upon the conclusion of the Company’s Annual Meeting of Shareholders to be held on December 8, 2005. Mr. Townsend may if he wishes act as Chair of such Annual Meeting.

c. Except as set forth in Paragraphs (a) and (b) above, Mr. Townsend hereby resigns as: (i) an employee, officer and director of all direct and indirect subsidiaries and other affiliates of the Company (collectively, unless the context is otherwise, the “Company”), including the offices of President and Chief Executive Officer of United Natural Foods, Inc., and (ii) trustee of any Company benefit plans, all effective October 21, 2005.

c. Upon the expiration of the Revocation Period (as hereinafter defined), all rights and obligations of the parties under that certain Employment Agreement dated as of January 1, 2003 are hereby terminated and of no further force and effect.

2.	On the Resignation Date, the Company will pay Mr. Townsend for any unused vacation time earned by him through the Resignation Date. Upon the expiration of the Revocation Period:

a. The Company shall be obligated to continue to pay Mr. Townsend’s annual base salary, which is $700,000, for a period of two years from the Resignation Date, payable in accordance with the Company’s standard payroll practices, provided, however that the Company shall make no payments under this Paragraph until July 1, 2006, at which time the Company shall pay Mr. Townsend $350,000; the Company shall thereafter pay the balance of $1,050,000 over the remaining eighteen months of this period in accordance with its standard payroll practices.

b. The Company shall pay Mr. Townsend a bonus payment of $700,000 on October 1, 2006.

c. The above amounts shall be subject to all federal and state income tax and other required deductions.

d. For the period beginning January 1, 2006, through and including December 31, 2007, Mr. Townsend agrees to be generally available to consult with the Company’s Chief Executive Officer or his designees, such consulting not to exceed ten hours per month. In exchange for this consulting assistance, the Company shall pay Mr. Townsend a monthly consulting fee of $8,333.33 per month, beginning January 1, 2006. Consulting fees paid by the Company shall be reported on IRS Form 1099. While Mr. Townsend will make reasonable efforts to be available, the parties agree that such availability shall not materially interfere with Mr. Townsend’s employment or other material obligations he may have. The parties acknowledge and agree that the Company shall not be entitled to assert any breach or alleged breach by Mr. Townsend under this paragraph as a basis for, or as a means of offsetting or reducing, in any way, nonpayment of the Company’s obligations, monetary or otherwise, under the other paragraphs of this Agreement.

3.	Upon the expiration of the Revocation Period:

a. The Company shall be obligated to continue to provide Mr. Townsend and his family, at its expense, not less than the medical, dental and other health insurance coverage provided to the Company’s senior executive officers as of the Resignation Date until December 31, 2007, subject to no applicable benefits deductions such as “co-pay” contributions. Thereafter, the Company shall respect Mr. Townsend’s rights (and his dependents’ rights), if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

b. The Company will provide Mr. Townsend, at its expense, with executive outplacement assistance at Right Associates or other comparable executive outplacement provider of substantially equal cost until the earlier of his resumption of full-time employment or December 31, 2006.

c. Mr. Townsend shall be entitled, at Company expense, to tax planning and preparation assistance for tax returns for calendar years 2005, 2006, 2007 and 2008. Mr. Townsend may continue to use his current service provider. This amount shall not exceed $25,000 in the aggregate and the Company shall not be obligated to pay or reimburse any such amounts before July 1, 2006.

d. Mr. Townsend shall be entitled to continue to use his personal laptop computer, cellular phone and blackberry, which the Company is providing to Mr. Townsend to facilitate the consulting services provided hereunder. Mr. Townsend shall be responsible for transferring the cellular phone service to his name.

e. The Company shall pay Mr. Townsend’s reasonable attorneys’ fees incurred as a result of his resignation, including the negotiation of this Agreement and the preparation of applicable filings with the Securities Exchange Commission. The Company shall not be obligated to pay or reimburse any such amounts before July 1, 2006.

f. The Company shall provide Mr. Townsend, or his designated representatives, reasonable access, under supervision and with reasonable advance notice, to such records or other information as Mr. Townsend may reasonably request in order for Mr. Townsend to comply with one or more personal obligations, such as preparation of tax returns and insurance claims.

4.

a. As of the Resignation Date, Mr. Townsend shall no longer be eligible to receive long-term disability benefits or to participate in the Company’s 401(k) and Profit Sharing Plan. The Company will promptly notify Mr. Townsend in writing concerning his options with regard to his 401(k) account.

b. The Company acknowledges that it is currently obligated to indemnify Mr. Townsend in his capacity as a Director and officer of the Company in accordance with the General Corporation Law of the State of Delaware, the Company’s Certificate of Incorporation and the Company’s By-laws (collectively, “Indemnification Obligations”), and that the Company maintains so-called Officers and Directors liability insurance to secure, in part, the Company’s Indemnification Obligations. The Company shall continue to indemnify Mr. Townsend with respect to its Indemnification Obligations for claims made prior to December 31, 2015, and shall continue to maintain Officers and Directors liability insurance in an amount and coverage not less than that provided for other Directors and senior officers of the Company through December 31, 2015. In the event Mr. Townsend becomes, directly or indirectly, subject to litigation or other adversary proceedings for which the Indemnification Obligations apply, and Mr. Townsend receives written advice from counsel (and delivers a copy of such written advice to the Company) that, under the circumstances, Mr. Townsend should retain separate counsel, Mr. Townsend may so retain separate counsel, and the Company shall promptly reimburse Mr. Townsend for reasonable fees and costs of such counsel.

c. In consideration for the release set forth below, the Company hereby releases and forever discharges Mr. Townsend and his successors, heirs and assigns from any and all liabilities, causes of action, debts, claims and demands including, without limitation, claims and demands for monetary payments, both in law and in equity, known or unknown, fixed or contingent, which it may have or claim to have based upon or in any way related to Mr. Townsend’s actions or omissions as a Director, officer or employee of the Company and hereby covenants not to file a lawsuit or charge to assert such claims.

5.

a. Schedule 5a attached hereto sets forth the options to purchase the Company’s Common Stock granted to Mr. Townsend as of the Resignation Date (collectively, the “Stock Options”). Schedule 5a also sets forth the Restricted Stock granted to Mr. Townsend as of the Resignation Date (the “Restricted Stock”). Notwithstanding the terms of any stock option or restricted stock agreements or other written documentation evidencing such grant of Stock Options or Restricted Stock to Mr. Townsend, all of the Stock Options and Restricted Stock shall be deemed to (i) have been fully vested and (ii) with respect to Stock Options shall be subject to no other contingency on behalf of or to be performed by Mr. Townsend (including that he remain an employee or Director of the Company), except for the payment of the applicable exercise price for the Stock Options.

b. Mr. Townsend may at any time exercise his rights under the Company’s Employee Stock Ownership Plan (“ESOP”) to effect the distribution and sale, if he so elects, of shares of the Company’s Common Stock allocated to him, in accordance with the provisions of the ESOP.

6.

a. In consideration of the foregoing, which Mr. Townsend acknowledges includes rights he may not otherwise be entitled to, Mr. Townsend hereby releases and forever discharges the Company, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment (as an officer, director or employee), rights or entitlements related thereto or termination of such employment by the Company and hereby covenants not to file a lawsuit or charge to assert such claims. This includes but is not limited to claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on the Company’s right to terminate its employees, provided, however, that the foregoing shall not release or otherwise limit the Company’s obligations set forth in this Agreement.

b. Mr. Townsend understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. Mr. Townsend acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one (21) days so that he can thoroughly review it and understand the effect of this Agreement before acting on it.

7.

Mr. Townsend acknowledges that all payments and benefits payable to him under this Agreement (other than earned wages and vested vacation time) are contingent upon his compliance with the provisions of this Paragraph 7, that the availability of such payments and benefits is sufficient consideration for the release set forth in paragraph 6(a), and that termination of such payments and benefits due to his non-compliance shall not affect the release set forth in Paragraph 6(a). Mr Townsend covenants with the Company as follows:

a. Mr. Townsend shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Mr. Townsend confirms that such information constitutes the exclusive property of the Company. Such restriction on confidential information shall remain in effect until such time as the confidential information is (i) generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Mr. Townsend from a third party with the prior right to make such disclosure. Mr. Townsend agrees that he will return to the Company any physical embodiment of such confidential information upon the Resignation Date.

b. during the period commencing on the date of this Agreement and ending December 31, 2006, Mr. Townsend shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in the wholesale distribution of natural foods; provided, however, that: Mr. Townsend’s ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during such period Mr. Townsend shall not act to induce any of the Company’s vendors, customers or employees to take action which might be disadvantageous to the Company.

c. Mr. Townsend hereby acknowledges that he will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Paragraph 7(a) herein, and which are made, conceived or reduced to practice by him at any time up to and including December 31, 2005. The provisions of this Paragraph 7(c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others, whether during or after usual working hours, either on or off the job, to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of his duties.

d. Mr. Townsend shall, upon request of the Company, but at no expense to Mr. Townsend, sign all instruments and documents and cooperate in such other acts reasonably required of him to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries. Mr. Townsend shall promptly return to the Company any Company property in his possession.

e. Mr. Townsend shall make himself available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to his employment or actions as an employee, officer or director of the Company, including without limitation attendance at any deposition or similar proceeding. The Company shall pay Mr. Townsend’s expenses and shall be obligated to compensate him at a per diem rate of $2,500 for time actually expended.

8.

Mr. Townsend shall at no time make any derogatory or disparaging comments regarding the Company, its business, or its present or past directors, officers or employees. The Company shall at no time make any derogatory or disparaging comments regarding Mr. Townsend.

9.	The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or Mr. Townsend.

10.

No party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity other than filings required by the securities laws, concerning any other party to this Agreement or the Agreement’s operation without prior approval of such other party, unless required by law, in which case notice of such requirement shall be given to the other party.

11.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

12.

This Agreement is personal to Mr. Townsend and may not be assigned by him. However, in the event of Mr. Townsend’s death, all the rights of Mr. Townsend set forth in this Agreement shall accrue to his spouse, if she is living; otherwise, to his heirs. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

13.

This Agreement is made pursuant to and shall be governed by the laws of the State of Connecticut, without regard to its rules regarding conflict of laws. The parties agree that the courts of the State of Connecticut, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement. Mr. Townsend and the Company hereby agree that service of process by certified mail, return receipt requested, shall be deemed appropriate service of process.

14.

Except as otherwise indicated, this Agreement contains the entire understanding between Mr. Townsend and the Company, supersedes all prior agreements, oral or written, regarding the subject matter hereof, and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Mr. Townsend acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

15.

Mr. Townsend may revoke this Agreement at any time during the seven-day period following the date of his signature below (the “Revocation Period”) by delivering written notice of his revocation to the Company’s attention at 260 Lake Road, Dayville, Connecticut 06241; Attention: Rick D. Puckett. This Agreement shall become effective upon the expiration of the Revocation Period.

16.

All notices required or contemplated by this Agreement shall be deemed effective if written and delivered in person or if sent by certified mail, return receipt requested, to the Company at the address shown in Paragraph 15 above, to the attention of Michael S. Funk, Acting Chief Executive Officer of the Company, with a copy to E. Colby Cameron, Esq., Cameron & Mittleman LLP, 56 Exchange Terrace, Providence, RI 02903 and to Mr. Townsend at 169 Barrett Hill Road, Brooklyn, CT 06234, with a copy to: Stanford N. Goldman, Jr., Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, or such other persons or addresses as may hereafter be designated by the respective parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

United Natural Foods, Inc. By: /s/ Rick D. Puckett Rick D. Puckett Vice President, Chief Financial Officer and Treasurer Date: 10/23/05 /s/ Steven H. Townsend Steven H. Townsend Date: 10/23/05	Witness: /s/ Jeanne Puckett Witness: /s/ Jeanne Puckett

SCHEDULE 5a

Stock Options and Restricted Stock

Steven H. Townsend
Grant Date	Grant Type	Option Price	Options Vesting	Original Vesting

12/3/2002	Non-Qualified	$12.55	62,032	on 12/3/2006
12/3/2002	Incentive	$12.55	7,968	on 12/3/2006
12/3/2003	Non-Qualified	$18.66	15,000	on 12/3/2006
12/3/2003	Non-Qualified	$18.66	9,640	on 12/3/2007
12/3/2003	Incentive	$18.66	5,360	on 12/3/2007
12/3/2003	Non-Qualified	$18.66	5,000	on 12/3/2006
12/3/2003	Non-Qualified	$18.66	5,000	on 12/3/2007

Optionee Totals			110,000

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